UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Sierra Oncology, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

82640U107

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 82640U107

1.	Name of Reporting Persons Venrock Healthcare Capital Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 984,746(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 984,746(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 984,746(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.1%(3)

12.	Type of Reporting Person (See Instructions) PN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, VHCP Management II, LLC, VHCP Management III, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 130,138 shares of common stock issuable upon exercise of Series A Warrants and 130,138 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners II, L.P.; (ii) 52,721 shares of common stock issuable upon exercise of Series A Warrants and 52,721 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings II, LLC; (iii) 281,411 shares of common stock issuable upon exercise of Series A Warrants and 281,411 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners III, L.P.; and (iv) 28,103 shares of common stock issuable upon exercise of Series A Warrants and 28,103 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings III, LLC.

(3)	This percentage is calculated based upon (i) 15,055,040 shares of common stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 984,746 shares of common stock issuable upon exercise of warrants held by the Reporting Persons.

CUSIP No. 82640U107

1.	Name of Reporting Persons VHCP Co-Investment Holdings II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 984,746(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 984,746(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 984,746(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.1%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, VHCP Management II, LLC, VHCP Management III, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 130,138 shares of common stock issuable upon exercise of Series A Warrants and 130,138 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners II, L.P.; (ii) 52,721 shares of common stock issuable upon exercise of Series A Warrants and 52,721 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings II, LLC; (iii) 281,411 shares of common stock issuable upon exercise of Series A Warrants and 281,411 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners III, L.P.; and (iv) 28,103 shares of common stock issuable upon exercise of Series A Warrants and 28,103 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings III, LLC.

(3)	This percentage is calculated based upon (i) 15,055,040 shares of common stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 984,746 shares of common stock issuable upon exercise of warrants held by the Reporting Persons.

CUSIP No. 82640U107

1.	Name of Reporting Persons Venrock Healthcare Capital Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 984,746(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 984,746(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 984,746(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.1%(3)

12.	Type of Reporting Person (See Instructions) PN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, VHCP Management II, LLC, VHCP Management III, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 130,138 shares of common stock issuable upon exercise of Series A Warrants and 130,138 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners II, L.P.; (ii) 52,721 shares of common stock issuable upon exercise of Series A Warrants and 52,721 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings II, LLC; (iii) 281,411 shares of common stock issuable upon exercise of Series A Warrants and 281,411 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners III, L.P.; and (iv) 28,103 shares of common stock issuable upon exercise of Series A Warrants and 28,103 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings III, LLC.

(3)	This percentage is calculated based upon (i) 15,055,040 shares of common stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 984,746 shares of common stock issuable upon exercise of warrants held by the Reporting Persons.

CUSIP No. 82640U107

1.	Name of Reporting Persons VHCP Co-Investment Holdings III, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 984,746(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 984,746(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 984,746(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.1%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, VHCP Management II, LLC, VHCP Management III, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 130,138 shares of common stock issuable upon exercise of Series A Warrants and 130,138 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners II, L.P.; (ii) 52,721 shares of common stock issuable upon exercise of Series A Warrants and 52,721 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings II, LLC; (iii) 281,411 shares of common stock issuable upon exercise of Series A Warrants and 281,411 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners III, L.P.; and (iv) 28,103 shares of common stock issuable upon exercise of Series A Warrants and 28,103 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings III, LLC.

(3)	This percentage is calculated based upon (i) 15,055,040 shares of common stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 984,746 shares of common stock issuable upon exercise of warrants held by the Reporting Persons.

CUSIP No. 82640U107

1.	Name of Reporting Persons VHCP Management II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 984,746(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 984,746(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 984,746(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.1%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, VHCP Management II, LLC, VHCP Management III, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 130,138 shares of common stock issuable upon exercise of Series A Warrants and 130,138 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners II, L.P.; (ii) 52,721 shares of common stock issuable upon exercise of Series A Warrants and 52,721 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings II, LLC; (iii) 281,411 shares of common stock issuable upon exercise of Series A Warrants and 281,411 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners III, L.P.; and (iv) 28,103 shares of common stock issuable upon exercise of Series A Warrants and 28,103 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings III, LLC.

(3)	This percentage is calculated based upon (i) 15,055,040 shares of common stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 984,746 shares of common stock issuable upon exercise of warrants held by the Reporting Persons.

CUSIP No. 82640U107

1.	Name of Reporting Persons VHCP Management III, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 984,746(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 984,746(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 984,746(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.1%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, VHCP Management II, LLC, VHCP Management III, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 130,138 shares of common stock issuable upon exercise of Series A Warrants and 130,138 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners II, L.P.; (ii) 52,721 shares of common stock issuable upon exercise of Series A Warrants and 52,721 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings II, LLC; (iii) 281,411 shares of common stock issuable upon exercise of Series A Warrants and 281,411 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners III, L.P.; and (iv) 28,103 shares of common stock issuable upon exercise of Series A Warrants and 28,103 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings III, LLC.

(3)	This percentage is calculated based upon (i) 15,055,040 shares of common stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 984,746 shares of common stock issuable upon exercise of warrants held by the Reporting Persons.

CUSIP No. 82640U107

1.	Name of Reporting Persons Shah, Nimish

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 984,746(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 984,746(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 984,746(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.1%(3)

12.	Type of Reporting Person (See Instructions) IN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, VHCP Management II, LLC, VHCP Management III, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 130,138 shares of common stock issuable upon exercise of Series A Warrants and 130,138 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners II, L.P.; (ii) 52,721 shares of common stock issuable upon exercise of Series A Warrants and 52,721 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings II, LLC; (iii) 281,411 shares of common stock issuable upon exercise of Series A Warrants and 281,411 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners III, L.P.; and (iv) 28,103 shares of common stock issuable upon exercise of Series A Warrants and 28,103 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings III, LLC.

(3)	This percentage is calculated based upon (i) 15,055,040 shares of common stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 984,746 shares of common stock issuable upon exercise of warrants held by the Reporting Persons.

CUSIP No. 82640U107

1.	Name of Reporting Persons Koh, Bong

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 984,746(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 984,746(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 984,746(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.1%(3)

12.	Type of Reporting Person (See Instructions) IN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, VHCP Management II, LLC, VHCP Management III, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 130,138 shares of common stock issuable upon exercise of Series A Warrants and 130,138 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners II, L.P.; (ii) 52,721 shares of common stock issuable upon exercise of Series A Warrants and 52,721 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings II, LLC; (iii) 281,411 shares of common stock issuable upon exercise of Series A Warrants and 281,411 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners III, L.P.; and (iv) 28,103 shares of common stock issuable upon exercise of Series A Warrants and 28,103 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings III, LLC.

(3)	This percentage is calculated based upon (i) 15,055,040 shares of common stock outstanding as of November 1, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021, plus (ii) 984,746 shares of common stock issuable upon exercise of warrants held by the Reporting Persons.

CUSIP No. 82640U107

Introductory Note: This Schedule 13G/A is filed on behalf of Venrock Healthcare Capital Partners II, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP II LP”), VHCP Co-Investment Holdings II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Investment II”), Venrock Healthcare Capital Partners III, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP III LP”), VHCP Co-Investment Holdings III, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Investment III”), VHCP Management II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management II”), VHCP Management III, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management III” and collectively with VHCP II LP, VHCP Co-Investment II, VHCP III LP, VHCP Co-Investment III and VHCP Management II, the “Venrock Entities”), Nimish Shah (“Shah”) and Bong Koh (“Koh”) in respect of Common Stock of Sierra Oncology, Inc.

Item 1.
(a)	Name of Issuer Sierra Oncology, Inc.
(b)	Address of Issuer’s Principal Executive Offices 1820 Gateway Drive, Suite 110 San Mateo, CA 94404
Item 2.
(a)

Name of Person Filing
Venrock Healthcare Capital Partners II, L.P.

VHCP Co-Investment Holdings II, LLC

Venrock Healthcare Capital Partners III, L.P.

VHCP Co-Investment Holdings III, LLC

VHCP Management II, LLC

VHCP Management III, LLC

Nimish Shah

Bong Koh

(b)	Address of Principal Business Office or, if none, Residence
	New York Office:	Palo Alto Office:
	7 Bryant Park	3340 Hillview Avenue
	23rd Floor	Palo Alto, CA 94304
New York, NY 10018
(c)	Citizenship All of the Venrock Entities were organized in Delaware. The individuals are both United States citizens.
(d)	Title of Class of Securities Common Stock, par value $0.001 per share
(e)	CUSIP Number 82640U107

CUSIP No. 82640U107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
	Not applicable

Item 4.	Ownership
	(a)	Amount Beneficially Owned as of December 31, 2021:

			Venrock Healthcare Capital Partners II, L.P.	984,746 (1)
			VHCP Co-Investment Holdings II, LLC	984,746 (1)
			Venrock Healthcare Capital Partners III, L.P.	984,746 (1)
			VHCP Co-Investment Holdings III, LLC	984,746 (1)
			VHCP Management II, LLC	984,746 (1)
			VHCP Management III, LLC	984,746 (1)
			Nimish Shah	984,746 (1)
			Bong Koh	984,746 (1)

	(b)	Percent of Class as of December 31, 2021:

			Venrock Healthcare Capital Partners II, L.P.	6.1%
			VHCP Co-Investment Holdings II, LLC	6.1%
			Venrock Healthcare Capital Partners III, L.P.	6.1%
			VHCP Co-Investment Holdings III, LLC	6.1%
			VHCP Management II, LLC	6.1%
			VHCP Management III, LLC	6.1%
			Nimish Shah	6.1%
			Bong Koh	6.1%

	(c)	Number of shares as to which the person has, as of December 31, 2021:
		(i)	Sole power to vote or to direct the vote

			Venrock Healthcare Capital Partners II, L.P.	0
			VHCP Co-Investment Holdings II, LLC	0
			Venrock Healthcare Capital Partners III, L.P.	0
			VHCP Co-Investment Holdings III, LLC	0
			VHCP Management II, LLC	0
			VHCP Management III, LLC	0
			Nimish Shah	0
			Bong Koh	0

CUSIP No. 82640U107

(ii)	Shared power to vote or to direct the vote

	Venrock Healthcare Capital Partners II, L.P.	984,746	(1)
	VHCP Co-Investment Holdings II, LLC	984,746	(1)
	Venrock Healthcare Capital Partners III, L.P.	984,746	(1)
	VHCP Co-Investment Holdings III, LLC	984,746	(1)
	VHCP Management II, LLC	984,746	(1)
	VHCP Management III, LLC	984,746	(1)
	Nimish Shah	984,746	(1)
	Bong Koh	984,746	(1)

(iii)	Sole power to dispose or to direct the disposition of

	Venrock Healthcare Capital Partners II, L.P.	0
	VHCP Co-Investment Holdings II, LLC	0
	Venrock Healthcare Capital Partners III, L.P.	0
	VHCP Co-Investment Holdings III, LLC	0
	VHCP Management II, LLC	0
	VHCP Management III, LLC	0
	Nimish Shah	0
	Bong Koh	0

(iv)	Shared power to dispose or to direct the disposition of

	Venrock Healthcare Capital Partners II, L.P.	984,746	(1)
	VHCP Co-Investment Holdings II, LLC	984,746	(1)
	Venrock Healthcare Capital Partners III, L.P.	984,746	(1)
	VHCP Co-Investment Holdings III, LLC	984,746	(1)
	VHCP Management II, LLC	984,746	(1)
	VHCP Management III, LLC	984,746	(1)
	Nimish Shah	984,746	(1)
	Bong Koh	984,746	(1)

(1)	Consists of (i) 130,138 shares of common stock issuable upon exercise of Series A Warrants and 130,138 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners II, L.P.; (ii) 52,721 shares of common stock issuable upon exercise of Series A Warrants and 52,721 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings II, LLC; (iii) 281,411 shares of common stock issuable upon exercise of Series A Warrants and 281,411 shares of common stock issuable upon exercise of Series B Warrants held by Venrock Healthcare Capital Partners III, L.P.; and (iv) 28,103 shares of common stock issuable upon exercise of Series A Warrants and 28,103 shares of common stock issuable upon exercise of Series B Warrants held by VHCP Co-Investment Holdings III, LLC. VHCP Management II, LLC is the general partner of Venrock Healthcare Capital Partners II, L.P. and the manager of VHCP Co-Investment Holdings II, LLC. VHCP Management III, LLC is the general partner of Venrock Healthcare Capital Partners III, L.P. and the manager of VHCP Co-Investment Holdings III, LLC. Messrs. Shah and Koh are the voting members of VHCP Management II, LLC and VHCP Management III, LLC.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of a Group
Not Applicable

Item 10.	Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

Venrock Healthcare Capital Partners II, L.P.			Venrock Healthcare Capital Partners III, L.P.

By:	VHCP Management II, LLC		By:	VHCP Management III, LLC
Its:	General Partner		Its:	General Partner

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

VHCP Co-Investment Holdings II, LLC			VHCP Co-Investment Holdings III, LLC

By:	VHCP Management II, LLC		By:	VHCP Management III, LLC
Its:	Manager		Its:	Manager

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

VHCP Management II, LLC			VHCP Management III, LLC

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

Nimish Shah			Bong Koh

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	David L. Stepp, as attorney-in-fact			David L. Stepp, as attorney-in-fact

CUSIP No. 82640U107

EXHIBITS

A: Joint Filing Agreement (incorporated by reference to Exhibit A to Schedule 13G filed November 25, 2019)

B: Power of Attorney for Nimish Shah (incorporated by reference to Exhibit B to Schedule 13G filed November 25, 2019)

C: Power of Attorney for Bong Koh (incorporated by reference to Exhibit C to Schedule 13G filed November 25, 2019)